Exhibit 99.2

Consent of Independent Auditors

The Board of Directors of Star Gas LLC

We consent to incorporation by reference in the registration statements No. 333-100976 on Form S-3, No. 333-49751 on Form S-4 and Nos. 333-40138, 333-46714 and 333-53716 on Form S-8 of Star Gas Partners, L.P. (the “Partnership”) of our report dated December 12, 2005 relating to the balance sheets of Star Gas LLC as of September 30, 2004 and 2005, which report appears in this Form 8-K of Star Gas Partners L.P.

Our report contains an explanatory paragraph that states the Partnership may not be able to fund its working capital requirements, which raises substantial doubt about the Partnership’s ability to continue as a going concern, which consequently raises substantial doubt about the ability of Star Gas LLC to continue as a going concern. The balance sheets do not include any adjustments that might result from the outcome of this uncertainty.

/S/ KPMG LLP

Stamford, Connecticut

January 6, 2006